Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 13.4% INCREASE IN 2016 THIRD QUARTER SALES

Narrows 2016 Guidance to High End of Range

Increases Dividend by 13%

New York, New York, October 24, 2016: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended September 30, 2016, net sales increased 13.4% to $157.6 million as compared to $138.9 million, for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated third quarter net sales increased 14.8%. Inter Parfums plans to issue results for the 2016 third quarter on or about November 8, 2016.

Net Sales:
	Three months ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
	($ in millions)

European based product sales	$123.4	$110.1	12.0%	$304.1	$274.1	11.0%
United States based product sales	34.2	28.8	19.0%	82.2	76.1	8.0%
	$157.6	$138.9	13.4%	$386.3	$350.2	10.3%

Jean Madar, Chairman & CEO of Inter Parfums stated, “Both our European and U.S. operations performed exceptionally well during the third quarter. For our European operations, the debut of our signature Coach women's scent exceeded initial expectations. The global rollout, which began in July of this year, primarily in the U.S., is underway and will continue into 2017. Our largest brand, Montblanc, continued to excel with an 11% increase in comparable quarter sales due to the consistently strong performance of the Legend fragrance family, including its newest member, Legend Spirit, which launched earlier this year. With the successful integration of Rochas, that brand’s fragrance sales more than doubled from last year’s third quarter based upon strong demand for the Eau de Rochas and Rochas Man lines in Spain and France. Our Van Cleef & Arpels Collection Extraordinaire did well, resulting in a more than 50% increase in third quarter brand sales compared to the prior year period. Lanvin brand sales were up modestly compared to the prior year third quarter, boosted by the launch of the Modern Princess line, primarily in France. Of our largest brands, only Jimmy Choo brand sales declined as last year’s third quarter included the major launch of the Illicit line; however, comparable nine month brand sales are just about the same.”

He continued, “New brands accounted for most of the 19% increase in U.S. based product sales, most notably the international rollout of the Abercrombie & Fitch men’s scent, First Instinct, and the Hollister fragrance duo, Wave. Many of the Hollister namesake stores domestically and internationally are now carrying Wave, and First Instinct recently debuted at the Abercrombie & Fitch flagship stores in New York, Paris, Milan and London. In addition to new brands, Dunhill consistently contributes to our top line growth. Comparable quarter brand sales rose 12% owing to the strength of the Dunhill Icon fragrance franchise, which we are expanding with brand extensions such as Icon Elite that launched in the third quarter.”

Inter Parfums, Inc. News Release	Page 2

October 24, 2016

2016 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “Based upon better than expected third quarter sales, we expect that our 2016 net sales will be at the high end of our guidance range of $500 million to $510 million. As a result, net income attributable to Inter Parfums, Inc. should also be closer to the top of our guidance range of $1.05 to $1.10 per diluted share excluding the impact of the previously reported tax settlement, and $1.01 and $1.06 per diluted inclusive of the tax settlement. As always, our guidance assumes the dollar remains at current levels. We plan to report our initial 2017 sales and earnings guidance during the week of November 14, 2016.”

Dividend Increase

The Board of Directors of Inter Parfums, Inc. authorized a 13% increase in the annual dividend to $0.68 per share. The next quarterly cash dividend of $0.17 per share is payable on January 13, 2017 to shareholders of record on December 30, 2016.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2015 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com